SUBMIT ORIGINAL AND A COPY
TYPE OR PRINT LEGIBLY
Profit Corporation
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of the New Mexico Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment for the purpose of amending its Articles of Incorporation:

ARTICLE ONE: The name of the corporation is (include NMPRC#): Biomoda, Inc.
ARTICLE TWO: The following articles are amended as set forth here: (identify by article number and attach additional pages if necessary):
Article 4 The number of authorized common shares is increased to 700,000,000.
ARTICLE THREE: (Select the applicable statement, and complete accordingly)
_____ No shares have been issued, and the amendment was adopted by a resolution of the board of directors. The date the amendment was adopted was _________________.
OR
__x__ Shares have been issued, and the amendment was adopted by a majority vote of the shareholders entitled to vote.
The number of shares issued at the time of such adoption was
130,314,363 common & 100 preferred.
The number of shares entitled to vote was
130,314,363 common & 100 preferred.
The number of shares that voted for the amendment was
161,748,983, 1 pref. share=1,356,333 votes.
The number of shares that voted against the amendment was
1,400,899.
The date the amendment was adopted was
September 16, 2011.

ARTICLE FOUR (Complete only if applicable): The manner in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected is as follows:

ARTICLE FIVE: If these Articles of Amendment are not to be effective upon filing with the commission, the effective date is: (if an effective date is specified here, it cannot be a date prior to the date the articles are received by the commission) ______________

Dated: 9/19/11                                                             Biomoda, Inc.
Name of Corporation
By _/s/ John J. Cousins ______________
Signature of Authorized Officer

Form DPR-AM
(revised 7/03)